Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	F. Brad Denardo, Chairman, President & CEO	Lora M. Jones, Treasurer & CFO
	(540) 951-6213 bdenardo@nbbank.com	(540) 951-6238 ljones@nbbank.com

National Bankshares, Inc. Reports Results for the First Quarter of 2024

BLACKSBURG, VA., April 25, 2024 -- National Bankshares, Inc. (“the Company”) (Nasdaq: NKSH), parent company of The National Bank of Blacksburg (“the Bank”) and National Bankshares Financial Services, today announced its results of operations for the first quarter of 2024. The Company reported net income of $2.17 million, or basic and diluted earnings per common share of $0.37. This compares with net income of $4.19 million, or basic and diluted earnings per common share of $0.71, for the fourth quarter of 2023 and $4.53 million, or basic and diluted earnings per common share of $0.77, for the quarter ended March 31, 2023. National Bankshares, Inc. ended March 31, 2024 with total assets of $1.69 billion.

President and CEO F. Brad Denardo commented, “High interest rates and the elevated cost of deposits negatively impacted earnings once again in the first quarter. We were pleased with the improvement in interest income compared to December 31, 2023, and we anticipate further progress as assets continue to reprice at higher rates. Our expansion plans are moving forward with the construction of our new Roanoke, Virginia branch office and the planned acquisition of Frontier Community Bank in the second quarter. We are enthusiastic about the growth opportunities in these new markets, and we look forward to serving new customers and creating added value for our shareholders in the year ahead.”

Highlights

Credit Quality

Loan quality continues to reflect low credit risk, with low charge-off and past due levels. An improved economic forecast and positive trends in credit risk indicators resulted in a lower ratio of the allowance for credit losses on loans (“ACLL”) to loans, net of unearned income and deferred fees as of March 31, 2024, compared with December 31, 2023 and March 31, 2023.

Net Income

Net income for the first quarter of 2024 decreased when compared with net income for the fourth quarter of 2023. During the fourth quarter of 2023, the Company, based upon its established methodology, recorded a large recovery of previously recognized provision for the ACLL. Expenses for unusual items impacted each of the quarters ended March 31, 2024 and March 31, 2023. When the first quarter of 2024 is compared with the first quarter of 2023, net income decreased primarily due to higher interest expense. The following discussion highlights key items that affected results.

Net Interest Income

Interest income and the yield on earning assets continues to grow in response to the Federal Reserve’s interest rate increases between March 2022 and July 2023. Many of the Company’s loans are adjustable with repricing dates in the future. If rates remain at the current level or do not decrease substantially, repricing will continue to contribute to improved interest income.

Increase in average deposit volume increased interest expense when the first quarter of 2024 is compared with the fourth quarter of 2023. The competitive pressure for deposits that first began impacting the Company in the first quarter of 2023 has moderated, but continues to contribute to higher cost of funds and compressed net interest margin when results for the first quarter of 2024 are compared with the fourth and first quarters of 2023. The Company continuously monitors its deposit base and funding costs.

101 Hubbard Street / Blacksburg, Virginia 24060

P.O. Box 90002 / Blacksburg, Virginia 24062-9002

540 951-6300 / 800 552-4123

www.nationalbankshares.com

Noninterest Income

Noninterest income decreased when the first quarter of 2024 is compared with the fourth quarter of 2023. During the fourth quarter of 2023, the Company recognized income of $232 thousand upon receipt of a contract contingency payment associated with the 2022 sale of a private equity investment. Noninterest income for the first quarter of 2024 was similar to the first quarter of 2023.

Noninterest Expense

Noninterest expense for the first quarter of 2024 increased when compared with the fourth quarter of 2023. During the fourth quarter of 2023, the Company reversed discretionary expense accruals recorded over the course of 2023. The first quarter of 2024 contains expense associated with preparation for the acquisition of Frontier Community Bank. During the first quarter of 2023, the Company recorded expenses of $441 thousand, included in professional services expense, associated with a threatened proxy contest.

Securities

Market interest rate expectations at March 31, 2024 when compared with those at December 31, 2023 were slightly less optimistic for the probability of a Federal Reserve interest rate cut in the near term, contributing to a slightly lower valuation of the Company’s bond portfolio when March 31, 2024 is compared with December 31, 2023. The Company’s bond portfolio as of March 31, 2024 is lower than at March 31, 2023 due to strategic sales during 2023.

The Company’s Asset Liability Management Committee closely monitors interest rate risk on all of the Company’s financial assets and liabilities. As of March 31, 2024, the Company has the ability to hold securities until maturity. Analysis as of March 31, 2024 did not indicate credit risk concerns with any of the Company’s securities.

Deposits
Deposit levels at March 31, 2024 improved when compared with levels at December 31, 2023 and March 31, 2023. The Company’s depositors within its market areas are diverse, including individuals, businesses and municipalities. The Company does not have any brokered deposits. Depositors are insured up to the FDIC maximum of $250 thousand. Municipal deposits, which account for approximately 25% of the Company’s deposits, have additional security from bonds pledged as collateral, in accordance with state regulation. Of the Company’s non-municipal deposits, approximately 21% are uninsured.

Liquidity

The Company’s liquidity position remains solid. The Company maintains borrowing lines with the Federal Home Loan Bank of Atlanta (“FHLB”), the Federal Reserve and another correspondent bank that provide substantial borrowing capacity. During 2023, the Company accessed short-term borrowings with the FHLB and Federal Reserve to reinforce liquidity. The advances were fully repaid due to the success of the Company’s deposit strategy. Combined with a low loan-to-deposit ratio, positive results of the latest liquidity stress testing and success of deposit marketing, the Company believes it is well positioned to meet foreseeable liquidity demands.

Loans

Loans increased slightly from December 31, 2023. The Company is positioned to continue to make every loan that meets its underwriting standards.

Stockholders’ Equity

Stockholders’ equity as of March 31, 2024 decreased slightly when compared with December 31, 2023 due to a decrease in the market value of securities. The unrealized loss on securities impacts stockholders’ equity through accumulated other comprehensive loss. Accumulated other comprehensive loss is excluded from the Bank’s regulatory capital and does not affect regulatory capital ratios. The Bank is considered well capitalized, with capital ratios substantially higher than minimum regulatory requirements, and meets all requirements for borrowing from the FHLB.

About National Bankshares

National Bankshares, Inc., headquartered in Blacksburg, Virginia, is the parent company of The National Bank of Blacksburg, which does business as National Bank, and of National Bankshares Financial Services, Inc. National Bank is a community bank operating from 24 full-service offices, primarily in southwest Virginia, and two loan production offices in Roanoke and Charlottesville, Virginia. National Bankshares Financial Services, Inc. is an investment and insurance subsidiary in the same trade area. The Company’s stock is traded on the Nasdaq Capital Market under the symbol “NKSH.”

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Although we believe that our expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of our existing knowledge of our business and operations, there can be no assurance that actual future results, performance, achievements, or trends will not differ materially from any projected future results, performance, achievements or trends expressed or implied by such forward-looking statements. Actual future results, performance, achievements or trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the following: the businesses of the Company and Frontier Community Bank (“FCB”) may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; the expected growth opportunities or cost savings from the merger with FCB may not be fully realized or may take longer to realize than expected; deposit attrition, operating costs, customer losses and business disruption prior to and following the merger with FCB, including adverse effects on relationships with employees and customers, may be greater than expected; the regulatory and shareholder approvals required for the merger with FCB may not be obtained; the level of inflation; interest rates; national and local economic conditions; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury, the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Consumer Financial Protection Bureau and the Federal Deposit Insurance Corporation, and the impact of any policies or programs implemented pursuant to financial reform legislation; unanticipated increases in the level of unemployment in the Company’s market; the quality or composition of the loan and/or investment portfolios; the sufficiency of the Company’s allowance for credit losses; demand for loan products; deposit flows, including impact on liquidity; competition; demand for financial services in the Company’s market; the real estate market conditions in the Company’s market; laws, regulations and policies impacting financial institutions; adverse developments in the financial industry generally, such as the recent bank failures, responsive measures to mitigate and manage such developments, related supervisory and regulatory actions and costs, and related impacts on customer behavior; technological risks and developments, and cyber-threats, attacks or events; the Company’s technology initiatives; geopolitical conditions, including acts or threats of terrorism and/or military conflicts, or actions taken by the U.S. or other governments in response to acts or threats of terrorism and/or military conflicts; the occurrence of significant natural disasters, including severe weather conditions, floods, and other catastrophic events; the Company's ability to identify, attract, and retain experienced management, relationship managers, and support personnel, particularly in a competitive labor environment; performance by the Company’s counterparties or vendors; applicable accounting principles, policies and guidelines; the impact of public health events, including the adverse impact on our business and operations and on our customers; and other factors described from time to time in the Company’s reports (such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

National Bankshares, Inc.

Consolidated Balance Sheets

(Unaudited)

($ in thousands, except per share data)	March 31, 2024	December 31, 2023	March 31, 2023
Assets
Cash and due from banks	$10,656	$12,967	$11,695
Interest-bearing deposits	110,527	73,636	42,966
Securities available for sale, at fair value	609,968	618,601	651,047
Restricted stock, at cost	1,248	1,264	929
Mortgage loans held for sale	-	406	-
Loans:
Real estate construction loans	61,486	55,379	54,052
Consumer real estate loans	244,946	241,564	223,438
Commercial real estate loans	414,615	419,130	438,843
Commercial non real estate loans	41,835	41,555	60,516
Public sector and IDA loans	59,742	60,551	47,359
Consumer non-real estate loans	41,467	38,996	33,188
Total loans	864,091	857,175	857,396
Less: unearned income and deferred fees and costs	(543)	(529)	(431)
Loans, net of unearned income and deferred fees and costs	863,548	856,646	856,965
Less: allowance for credit losses	(9,055)	(9,094)	(10,650)
Loans, net	854,493	847,552	846,315
Premises and equipment, net	11,214	11,109	10,431
Accrued interest receivable	6,478	6,313	6,007
Other real estate owned, net	-	-	662
Goodwill	5,848	5,848	5,848
Bank-owned life insurance	43,840	43,583	43,551
Other assets	34,934	34,091	34,826
Total assets	$1,689,206	$1,655,370	$1,654,277

Liabilities and Stockholders' Equity
Noninterest-bearing deposits	$283,870	$281,215	$311,137
Interest-bearing demand deposits	838,450	821,661	871,748
Savings deposits	175,587	177,856	202,996
Time deposits	239,901	223,240	125,571
Total deposits	1,537,808	1,503,972	1,511,452
Accrued interest payable	2,514	1,416	314
Other liabilities	9,494	9,460	11,468
Total liabilities	1,549,816	1,514,848	1,523,234
Commitments and contingencies
Stockholders' Equity
Preferred stock, no par value, 5,000,000 shares authorized; none issued and outstanding	-	-	-
Common stock of $1.25 par value and additional paid in capital. Authorized 10,000,000 shares; issued and outstanding 5,893,782 (including 4,095 unvested) shares at March 31, 2024 and December 31, 2023 and 5,889,687 at March 31, 2023	7,436	7,404	7,362
Retained earnings	200,158	197,984	195,718
Accumulated other comprehensive loss, net	(68,204)	(64,866)	(72,037)
Total stockholders' equity	139,390	140,522	131,043
Total liabilities and stockholders' equity	$1,689,206	$1,655,370	$1,654,277

National Bankshares, Inc.

Consolidated Statements of Income

(Unaudited)

	Three Months Ended
($ in thousands, except per share data)	March 31, 2024	December 31, 2023	March 31, 2023
Interest Income
Interest and fees on loans	$10,277	$10,131	$9,333
Interest on interest-bearing deposits	1,129	775	228
Interest on securities - taxable	4,276	4,268	4,118
Interest on securities - nontaxable	339	339	365
Total interest income	16,021	15,513	14,044
Interest Expense
Interest on time deposits	2,552	2,124	359
Interest on other deposits	5,224	4,909	2,454
Interest on borrowings	-	-	285
Total interest expense	7,776	7,033	3,098
Net interest income	8,245	8,480	10,946
(Recovery of) provision for credit losses	(10)	(893)	2
Net interest income after (recovery of) provision for credit losses	8,255	9,373	10,944
Noninterest Income
Service charges on deposit accounts	675	647	592
Other service charges and fees	46	44	53
Credit and debit card fees, net	374	402	467
Trust income	503	470	445
BOLI income	258	255	239
Gain on sale of mortgage loans	24	14	16
Gain on sale of private equity investment	-	232	-
Other income	319	190	375
Realized securities gain, net	-	-	12
Total noninterest income	2,199	2,254	2,199
Noninterest Expense
Salaries and employee benefits	4,466	3,957	4,434
Occupancy, furniture and fixtures	539	505	542
Data processing and ATM	867	819	873
FDIC assessment	187	188	117
Net costs of other real estate owned	-	2	11
Franchise taxes	350	350	375
Professional services	240	184	753
Merger-related expenses	484	-	-
Other operating expenses	629	558	559
Total noninterest expense	7,762	6,563	7,664
Income before income tax expense	2,692	5,064	5,479
Income tax expense	518	879	948
Net Income	$2,174	$4,185	$4,531
Basic net income per common share	$0.37	$0.71	$0.77
Fully diluted net income per common share	$0.37	$0.71	$0.77
Weighted average number of common shares outstanding, basic	5,889,687	5,889,687	5,889,687
Weighted average number of common shares outstanding, diluted	5,891,651	5,890,471	5,889,687
Dividends declared per common share	$-	$0.78	$1.00
Book value per common share	$23.67	$23.86	$22.25

National Bankshares, Inc.

Net Interest Margin

(Unaudited)

($ in thousands)	Three Months Ended March 31, 2024			Three Months Ended December 31, 2023
	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
Interest-earning assets:
Loans (1)(2)(3)	$858,291	$10,400	4.87%	$853,233	$10,252	4.77%
Taxable securities (4)(5)	633,510	4,276	2.71%	637,349	4,268	2.66%
Nontaxable securities (1)(4)	64,179	460	2.88%	64,297	461	2.84%
Interest-bearing deposits	82,724	1,129	5.49%	56,132	775	5.48%
Total interest-earning assets	$1,638,704	$16,265	3.99%	$1,611,011	$15,756	3.88%
Interest-bearing liabilities:
Interest-bearing demand deposits	$822,555	$4,989	2.44%	$801,000	$4,669	2.31%
Savings deposits	175,949	235	0.54%	182,006	240	0.52%
Time deposits	234,670	2,552	4.37%	206,770	2,124	4.08%
Total interest-bearing liabilities	$1,233,174	$7,776	2.54%	$1,189,776	$7,033	2.35%
Net interest income and interest rate spread		$8,489	1.45%		$8,723	1.53%
Net yield on average interest‑earning assets			2.08%			2.15%

($ in thousands)	Three Months Ended March 31, 2023
	Average Balance	Interest	Average Yield/ Rate
Interest-earning assets:
Loans (1)(2)(3)	$855,093	$9,414	4.46%
Taxable securities (4)(5)	678,543	4,118	2.46%
Nontaxable securities (1)(4)	67,335	493	2.97%
Interest-bearing deposits	19,715	228	4.69%
Total interest-earning assets	$1,620,686	$14,253	3.57%
Interest-bearing liabilities:
Interest-bearing demand deposits	$856,591	$2,373	1.12%
Savings deposits	208,376	81	0.16%
Time deposits	91,666	359	1.59%
Borrowings	23,962	285	4.82%
Total interest-bearing liabilities	$1,180,595	$3,098	1.06%
Net interest income and interest rate spread		$11,155	2.51%
Net yield on average interest‑earning assets			2.79%

(1)

Interest on nontaxable loans and securities is computed on a fully taxable equivalent basis using a Federal income tax rate of 21%. See “Reconciliation of Non-GAAP Financial Measures” at the end of this release.

(2)	Interest income includes loan fees of $48, $52 and $40 for the three months ended March 31, 2024, December 31, 2023 and March 31, 2023, respectively.
(3)	Includes loans held for sale and nonaccrual loans.
(4)	Daily averages are shown at amortized cost.
(5)	Includes restricted stock.

National Bankshares, Inc.

Key Ratios and Other Data

(Unaudited)

	As of and for the Three Months Ended
($ in thousands)	March 31, 2024	December 31, 2023	March 31, 2023
Average Balances
Cash and due from banks	$11,898	$12,718	$11,412
Interest-bearing deposits	82,724	56,132	19,715
Securities available for sale, at fair value	614,210	593,500	645,097
Mortgage loans held for sale	154	57	58
Loans, gross	858,658	853,683	855,483
Loans, net of unearned income and deferred fees and costs	858,137	853,176	855,035
Loans, net of allowance for credit losses	849,075	843,040	844,411
Goodwill	5,848	5,848	5,848
Total assets	1,660,253	1,611,174	1,625,041

Noninterest bearing deposits	279,232	291,378	308,908
Interest-bearing and savings deposits	998,504	983,006	1,064,967
Time deposits	234,670	206,770	91,666
Total deposits	1,512,406	1,481,154	1,465,541
Stockholders' equity	136,039	118,257	123,996

Financial Ratios
Return on average assets(1)	0.59%	0.87%	1.16%
Return on average equity(1)	7.19%	11.81%	15.25%
Efficiency ratio(2)	68.10%	61.08%	54.14%
Average equity to average assets	8.19%	7.34%	7.63%
Tangible common equity to tangible assets(3)	7.93%	8.16%	7.59%

Allowance for Loan Credit Losses
Beginning balance	$9,094	$10,181	$8,225
Provision for (recovery of) credit losses	5	(889)	2
Charge-offs	(109)	(246)	(92)
Recoveries	65	48	173
Adoption of ASU 2016-13	-	-	2,342
Ending balance	$9,055	$9,094	$10,650

(1)

The return on average assets and return on average equity are calculated by annualizing net income and dividing by average period-to-date assets or equity, respectively. Any significant nonrecurring items within net income are not annualized. See “Reconciliation of Non-GAAP Financial Measures” at the end of this release.

(2)

The efficiency ratio is calculated as noninterest expense divided by the sum of noninterest income, less non-recurring items, and net interest income on a fully taxable equivalent basis. See “Reconciliation of Non-GAAP Financial Measures” at the end of this release.

(3)	Tangible common equity and tangible assets exclude goodwill of $5,848. See “Reconciliation of Non-GAAP Financial Measures” at the end of this release.

National Bankshares, Inc.

Asset Quality Data

(Unaudited)

($ in thousands)	March 31, 2024	December 31, 2023	March 31, 2023
Nonperforming Assets
Nonaccrual loans	$2,591	$2,629	$2,814
Other real estate owned	-	-	662
Total nonperforming assets	$2,591	$2,629	$3,476
Loans 90 days or more past due and accruing	$162	$188	$33

Asset Quality Ratios
Nonperforming assets to loans(1) plus other real estate owned	0.30%	0.31%	0.41%
Allowance for credit losses on loans to total loans(1)	1.05%	1.06%	1.24%
Allowance for credit losses on loans to nonperforming loans	349.48%	345.91%	378.46%
Loans past due 90 days or more to loans(1)	0.02%	0.02%	0.00%

(1)	Loans are net of unearned income and deferred fees and costs

National Bankshares, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

In addition to financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures that provide useful information for financial and operational decision making, evaluating trends, and comparing financial results to other financial institutions. Non-GAAP financial measures are supplemental and not a substitute for, or more important than, financial measures prepared in accordance with GAAP and may not be comparable to those reported by other financial institutions.

The non-GAAP financial measures presented in this document include fully taxable equivalent (“FTE”) interest income used in the net interest margin, the efficiency ratio, and the ratio of tangible common equity to tangible assets. For periods that are shorter than twelve months, the Company annualizes net income for the return on average assets and return on average equity. In order to prevent distortion, the Company does not annualize significant non-recurring income and expense items.

Long-term strategies as well as management of the business environment affected results for 2024 and 2023. As previously mentioned, during 2023, the Company incurred expense to respond to a proxy contest. These expenses are not related to operation of the Company’s business. For the year ended December 31, 2023, non-GAAP pro-forma results excluding the costs associated with the proxy contest are presented for return on average equity and return on average assets.

In January of 2024, the Company announced a planned merger with Frontier Community Bank. Expense associated with preparation for the merger, including consulting, legal and regulatory fees is presented as “merger-related expense” on the Consolidated Statements of Income. Merger-related expense is excluded from the efficiency ratio and from annualization for the return on average assets and return on average equity.

The following tables present calculations underlying non-GAAP financial measures.

	Three Months Ended
($ in thousands)	March 31, 2024	December 31, 2023	March 31, 2023
Net Interest Income, FTE
Interest income (GAAP)	$16,021	$15,513	$14,044
Add: FTE adjustment	244	243	209
Interest income, FTE (non-GAAP)	16,265	15,756	14,253
Interest expense (GAAP)	7,776	7,033	3,098
Net interest income, FTE (non-GAAP)	$8,489	$8,723	$11,155

Income for Efficiency Ratio
Noninterest income (GAAP)	$2,199	$2,254	$2,199
Less: gain on sale of private equity investment (1)	-	(232)	-
Less: realized securities gain, net	-	-	(12)
Noninterest income, adjusted (non-GAAP)	2,199	2,022	2,187
Net interest income, FTE (non-GAAP)	8,489	8,723	11,155
Total income for efficiency ratio (non-GAAP)	$10,688	$10,745	$13,342

(1)	Income recognized upon receipt of a contract contingency payment associated with the 2022 sale of a private equity investment.

	Three Months Ended
($ in thousands)	March 31, 2024	December 31, 2023	March 31, 2023
Annualized Net Income
Net income (GAAP)	$2,174	$4,185	$4,531
Less: items deemed by management to be non-recurring:
Gain on sale of private equity investment(1), net of tax of ($49) for the period ended December 31, 2023	-	(183)	-
Recovery of credit losses, net of tax of ($2) for the period ended March 31, 2024 and ($187) for the period ended December 31, 2023	(8)	(705)	-
Realized securities gain, net of tax of $3 for the period ended March 31, 2023	-	-	(9)
Partnership income net of tax of ($35) and ($44) for the periods ended March 31, 2024 and 2023, respectively	(134)	-	(164)
Proxy related expense, net of tax of $93 for the period ended March 31, 2023	-	-	348
Merger-related expense (non-deductible)	484	-	-
Total non-recurring items	342	(888)	175
Adjusted net income	$2,516	$3,297	$4,706
Adjusted net income, annualized	$10,119	$13,080	$19,085
Add: total non-recurring items	(342)	888	(175)
Annualized net income for ratio calculation (non-GAAP)	$9,777	$13,968	$18,910

(1)	Income recognized upon receipt of a contract contingency payment associated with the 2022 sale of a private equity investment.

	As of
($ in thousands)	March 31, 2024	December 31, 2023	March 31, 2023
Tangible Assets
Total assets (GAAP)	$1,689,206	$1,655,370	$1,654,277
Less: Goodwill	(5,848)	(5,848)	(5,848)
Tangible assets (non-GAAP)	$1,683,358	$1,649,522	$1,648,429

Tangible Common Equity
Total stockholders' equity (GAAP)	$139,390	$140,522	$131,043
Less: Goodwill	(5,848)	(5,848)	(5,848)
Tangible common equity (non-GAAP)	$133,542	$134,674	$125,195